Exhibit 99.1

                 DRESSER-RAND REPORTS FIRST QUARTER 2006 RESULTS

     * First-quarter net income was $12 million or $0.14 per diluted share

     * Operating income more than tripled compared to the first quarter 2005

     * Backlog increased 12% during the quarter to $994 million

     * Selected as sole source supplier of approximately $100 million of compression equipment for refinery expansion project

    HOUSTON, May 15 /PRNewswire-FirstCall/ --

    Results Summary (dollars in millions, except share data):

                                           First Quarter          Fourth Quarter
                                      -----------------------    ---------------
                                         2006         2005            2005
                                      ----------   ----------    ---------------
Total Revenues                        $    291.6   $    234.0    $         362.0
Operating income                      $     30.2   $      8.7    $          50.8
Net income (loss)                     $     12.3   $     (4.0)   $          32.2
Basic and Diluted EPS                 $     0.14   $    (0.07)   $          0.38
Shares used to compute EPS (000)          85,445       54,319             85,445

    Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $12.3 million, or $0.14 per diluted share, for the first quarter 2006. This compares to a net loss of $4.0 million, or a loss of $0.07 per diluted share, for the first quarter 2005. First quarter 2006 net income included two unusual items. First, the Company recorded a curtailment gain of $7.9 million after-tax, reflecting a reduction in the estimated future cash costs of certain previously recorded retiree healthcare benefits resulting from a recently negotiated labor agreement. Second, the Company had a write-off of unamortized debt issuance costs of approximately $0.7 million after-tax in connection with the prepayment of $50.0 million of debt in the first quarter. The net effect of these unusual items on net income was $7.2 million or $0.08 per diluted share.

    Vincent R. Volpe, Jr., President and Chief Executive Officer of Dresser-Rand, said, "We are pleased with our first quarter 2006 earnings. While the first quarter is seasonally our weakest quarter, this year's results were significantly better than the corresponding period in 2005. Revenues increased 25%, operating income (including the non-cash curtailment gain) more than tripled and our backlog grew 17% over the year ago period. We continue to benefit from strong industry fundamentals, a leading market position and the positive effects of operating leverage from higher volume and improving prices for our equipment, parts and services."

    Revenues for the first quarter 2006 of $291.6 million increased $57.6 million compared to $234.0 million for the first quarter 2005. Revenues for the first quarter 2006 were $70.4 million or 19% lower than the seasonally strong fourth quarter of 2005. Total operating income for the first quarter 2006 was $30.2 million including the non-cash curtailment gain mentioned above of $11.8 million (pre-tax). This compares to operating income of $8.7 million for the first quarter 2005 and $50.8 million for the seasonally strong fourth quarter 2005. First quarter 2006 operating income increased from the year ago quarter due to volume leverage, improved pricing and the non-cash curtailment gain.

    Bookings for the first quarter 2006 were $365.3 million, which was $85.1 million lower than the first quarter 2005. In the first quarter 2005, an unusually large order of $89 million was booked for equipment being supplied to the largest Floating, Production, Storage and Offloading (FPSO) project in the world. The backlog at the end of March 2006 was a record $993.8 million or 17% higher than the backlog at the end of March 2005.

    New Units

    New unit revenues for the first quarter 2006 of $139.1 million increased $50.8 million from the first quarter 2005 but were $38.5 million lower than the fourth quarter 2005. Continued strength in worldwide demand for rotating equipment contributed to the increase in revenue compared to the corresponding period in 2005.

    New unit operating loss of $1.3 million for the first quarter 2006 compares to an operating loss of $6.1 million for the first quarter 2005. For the fourth quarter 2005, operating income was $16.1 million. This segment's operating margin of (0.9)% compares to (6.9)% for the first quarter 2005 and 9.1% for the fourth quarter 2005. The increase from the corresponding period in 2005 is attributable to operating leverage from higher volume and higher pricing.

    Bookings for the three months ended March 31, 2006 of $165.5 million were 44% lower than the bookings for the corresponding period in 2005. The reduction in bookings for the first quarter 2006 compared to a year ago is a reflection of the size and scope of new unit bookings and the uneven nature of this segment's order pattern. The record backlog at March 31, 2006 of $749.8 million was 8% above the $692.7 million backlog at March 31, 2005. This increase is due to continuing strong worldwide demand for rotating equipment and the acquisition of certain assets of Tuthill Energy Systems in September 2005.

    The refinery market has been strong in recent years and, because of the current high utilization rates and planned capacity increases, this market is expected to continue to grow. Dresser-Rand was recently selected as the sole source supplier of compression equipment on a major refinery expansion project. This represents approximately $100 million of equipment orders to be released the latter part of this year. Project details will be disclosed in the near-term.

    Aftermarket Parts and Services

    Aftermarket parts and services revenues for the first quarter 2006 of $152.5 million compares to $145.7 for the first quarter 2005 and $184.4 million for the fourth quarter 2005.

    Aftermarket operating income for the first quarter 2006 of $34.4 million compares to $23.8 million for the first quarter 2005 and $48.2 million for the fourth quarter 2005. This segment's operating margin of approximately 22.5% compares to 16.4% for the first quarter 2005 and 26.1% for the fourth quarter 2005. The increase from the corresponding period in 2005 is attributable to operating leverage from higher volume and higher pricing for parts and services.

    Bookings for the three months ended March 31, 2006 of $199.8 million were 29% above bookings for the corresponding period in 2005. The record-level backlog at March 31, 2006 of $244.0 million was 54% above the $158.9 million backlog at March 31, 2005.

    Liquidity and Capital Resources

    As of March 31, 2006, cash and cash equivalents totaled $58.7 million and borrowing availability under the $350 million revolving credit portion of the Company's senior credit facility was $151 million, as $199 million was used for outstanding letters of credit.

    In first quarter 2006, cash provided by operating activities was $12.5 million. In the first quarter 2006, capital expenditures totaled $3.2 million, approximately 1.1% of total revenues, and $50.0 million was used to reduce total debt. As of March 31, 2006, total debt, net of cash and equivalents was approximately $491.1 million. The Company anticipates that during 2006, operations will generate strong cash flows in excess of its capital spending needs.

    As a result of reducing total debt by $50 million in the first quarter 2006, annual interest expense will be reduced by approximately $2.8 million. A non-cash charge was incurred in the first quarter 2006 relating to the write-off of unamortized debt issuance costs of approximately $1.1 million (pre- tax). The Company plans to further reduce debt this year.

    Secondary Offering

    On May 3, 2006, the Company completed a registered secondary offering of its common stock. D-R Interholdings, LLC, sold 27.6 million shares including the underwriters over-allotment option of 3.6 million shares at a public offering price of $24.50 per share. Dresser-Rand did not receive any proceeds from the sale of shares in the offering. After underwriting discounts and before expenses, the selling stockholder distributed the aggregate proceeds of $652.5 million to affiliates of First Reserve Corporation and certain members of the Company management. In connection with the secondary offering, exit units for certain members of Company management vested resulting in a pre-tax and after-tax, non-cash compensation expense estimated to be approximately $9.1 million or $0.11 per diluted share, which will be reflected in the Company's second quarter 2006 results.

    Outlook

    Demand for rotating equipment and aftermarket parts and services continues to be strong. The backlog of orders has continued to increase to record levels. At March 31, 2006, 22% of the backlog of $993.8 million is scheduled to ship next year. Bookings for second quarter 2006 are expected to be higher than first quarter 2006 and higher than bookings in the corresponding quarter in 2005.

    The Company expects second quarter 2006 earnings per share, including the non-cash compensation expense of $0.11 per diluted share for the vesting of exit units mentioned above, to be in the range of $0.13 to $0.15. The non-cash compensation expense is not tax deductible. As a result, the effective tax rate in the second quarter 2006 will be higher than the U.S. federal statutory rate.

    Conference Call

    The Company will discuss its first quarter 2006 results at its conference call on Tuesday, May 16, 2006. A webcast presentation will be accessible live at 2:00 p.m. Eastern Time. You may access the live presentation at http://www.dresser-rand.com. Participants may also join the conference call by dialing (800) 289-0572 in the U.S. and (913) 981-5543 from outside the U.S. five to ten minutes prior to the scheduled start time.

    A replay of the webcast will be available from 5:00 PM Eastern Time on May 16, 2006 through 11:59 PM Eastern Time on May 30, 2006. You may access the webcast replay at http://www.dresser-rand.com. A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S. The replay pass code is 8587524.

    Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway, India, and Brazil, and maintains a network of 24 service and support centers covering 140 countries.

    This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements concerning The Company's plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. The words "anticipates," "believes," "expects," "intends," and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from, any future acquisitions; economic, political, currency and other risks associated with international sales and operations; loss of senior management; the Company's brand name may be confused with others; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; ability to operate as a stand-alone company; unexpected product claims and regulations; and infringement on its intellectual property or infringement on others' intellectual property.

These and other risks are discussed in greater detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

    For information about Dresser-Rand, go to its website at http://www.dresser-rand.com.

Dresser-Rand Group Inc.
Consolidated Statement of Operations
(Unaudited; dollars in thousands, except per share amounts)

                                                Three months ended March 31,
                                                ----------------------------
                                                    2006            2005
                                                ------------    ------------
Net sales of products                           $    229,668    $    178,448
Net sales of services                                 61,887          55,552
  Total revenues                                     291,555         234,000
Cost of products sold                                180,283         143,815
Cost of services sold                                 44,249          42,476
  Total cost of products and services sold           224,532         186,291
Gross Profit                                          67,023          47,709
Selling and administrative expenses                   46,496          37,361
Research and development expenses                      2,083           1,632
Curtailment (gain)                                   (11,796)              -
  Income from operations                              30,240           8,716
Interest expense, net                                (13,673)        (15,233)
Other income (expense), net                            1,900            (180)
  Income (loss) before income taxes                   18,467          (6,697)
Provision (benefit) for income taxes                   6,151          (2,679)
  Net income (loss)                             $     12,316    $     (4,018)

Net income (loss) per common share
 - basic and diluted                            $       0.14    $      (0.07)

                                                Three months ended March 31,
                                                ----------------------------
                                                    2006            2005
                                                ------------    ------------
Revenues
New units                                       $    139,079    $     88,265
Aftermarket parts and services                       152,476         145,735
Total Revenues                                  $    291,555    $    234,000
Operating Income
New units                                       $     (1,284)   $     (6,058)
Aftermarket parts and services                        34,357          23,844
Unallocable                                           (2,833)         (9,070)
Total Operating Income                          $     30,240    $      8,716
Depreciation and Amortization
New units                                       $      6,479    $      6,451
Aftermarket parts and services                         6,575          10,500
Total Depreciation and Amortization             $     13,054    $     16,951
Total Assets (including Goodwill)
New units                                       $    249,165    $    231,899
Aftermarket parts and services                       546,955         540,265
Unallocable                                          816,778         897,150
Total Assets                                    $  1,612,898    $  1,669,314

Dresser-Rand Group Inc.
Consolidated Balance Sheet
(dollars in thousands, except per share amounts)

                                                  March 31,     December 31,
                                                    2006            2005
                                                ------------    ------------
                                                (Unaudited)
                   Assets
Current assets
  Cash and cash equivalents                     $     58,719    $     98,036
  Accounts receivable, less allowance for
   doubtful accounts of $9,981 and $8,649
   at 2006 and 2005                                  223,660         268,831
  Inventories, net                                   184,297         145,762
  Prepaid expenses                                    28,154          25,887
  Deferred income taxes, net                          11,058          10,899
    Total current assets                             505,888         549,415

Property, plant and equipment, net                   224,810         228,671
Goodwill                                             401,170         393,300
Intangible assets, net                               457,380         460,919
Other assets                                          23,650          25,566
    Total assets                                $  1,612,898    $  1,657,871

    Liabilities and Stockholders' Equity
Current liabilities
  Accounts payable and accruals                 $    300,205    $    303,430
  Customer advance payments                           78,781          84,695
  Accrued income taxes payable                         6,210           4,988
  Loans payable                                           68              67
    Total current liabilities                        385,264         393,180
Deferred income taxes                                 25,649          22,586
Postemployment and other employee
 benefit liabilities                                 101,675         113,861
Long-term debt                                       549,780         598,137
Other noncurrent liabilities                          14,955          15,447
    Total liabilities                              1,077,323       1,143,211
Commitments and contingencies
 (Notes 7 through 11)
Stockholders' Equity
  Common stock, $0.01 par value, 250,000,000
   and 101,200,000 shares authorized; and,
   85,479,959 and 85,476,283 shares issued
   and outstanding, respectively                         855             855
  Additional paid-in capital                         493,603         493,163
  Retained earnings                                   56,640          44,324
  Accumulated other comprehensive loss               (15,523)        (23,682)

    Total stockholders' equity                       535,575         514,660

    Total liabilities and
     stockholders' equity                       $  1,612,898    $  1,657,871

Dresser-Rand Group Inc.
Consolidated Balance Sheet
(Unaudited; dollars in thousands)
                                                  Three Months Ended March 31,
                                                  ----------------------------
                                                      2006            2005
                                                  ------------    ------------
Cash flows from operating activities
  Net income (loss)                               $     12,316    $     (4,018)
  Adjustments to arrive at net cash
   provided by operating activities:
    Depreciation and amortization                       13,054          16,951
    Curtailment gain                                   (11,796)              -
    Deferred income taxes                                2,447          (5,766)
    Amortization of debt financing costs                 2,007           2,827
    Employee stock compensation                            440             168
    (Net adjustment) provision for
     losses on inventory                                  (121)          1,403
    Minority interest, net of dividends                   (234)           (326)
    Equity in undistributed losses                           -             411
    Loss on sale of property,
     plant and equipment                                    85              87
    Working capital and other
      Accounts receivable                               49,006          81,060
      Inventories                                      (36,365)         (1,178)
      Accounts payable                                  (2,606)          5,112
      Customer advances                                 (7,455)         40,947
      Other                                             (8,307)        (19,786)
      Net cash provided by operating activities         12,471         117,892

Cash flows from investing activities
  Capital expenditures                                  (3,198)         (1,643)
  Proceeds from equity investment disposition                -          10,000
      Net cash (used in) provided by
       investing activities                             (3,198)          8,357

Cash flows from financing activities
  Payments of long-term debt                           (50,000)        (85,685)
      Net cash used in financing activities            (50,000)        (85,685)
Effect of exchange rate changes on cash
 and cash equivalents                                    1,410            (747)
Net (decrease) increase in cash and
 cash equivalents                                      (39,317)         39,817
Cash and cash equivalents, beginning of
 the period                                             98,036         111,500

Cash and cash equivalents, end of period          $     58,719    $    151,317

SOURCE  Dresser-Rand Group Inc.
    -0-                             05/15/2006
    /CONTACT: Blaise Derrico, Director Investor Relations of Dresser-Rand Group Inc., +1-716-375-3152/
    /Web site:  http://www.dresser-rand.com /